Exhibit 10.57

SEAWORLD ENTERTAINMENT, INC.
KEY EMPLOYEE SEVERANCE PLAN

Originally Effective August 1, 2010

Amended and Restated Effective March 1, 2017

This document sets forth the terms of the SeaWorld Entertainment, Inc. Key Employee Severance Plan (formerly known as the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan) (the “Plan”).  The Plan provides severance compensation and benefits to certain employees designated as members of the Senior Leadership Team of SeaWorld Entertainment, Inc. (the “Company”).  When an eligible employee’s employment terminates under the Plan such individual may be entitled to certain severance payments (less applicable tax withholdings) and continuation of certain benefits, depending upon the circumstances under which employment terminates.  The amount of the payments is determined by tier (as defined by the Company).

SECTION I.	ELIGIBILITY
1.1

Employees who are classified as members of the Company’s Senior Leadership Team by the Company’s Chief Executive Officer and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

1.2

In order to be eligible for the Plan severance payments and benefits, the employee must fully execute and timely return a valid and effective separation agreement and release and waiver of claims in a form and manner acceptable to and provided by the Company (the “Confidential Separation Agreement and General Release and Waiver of Claims”) that will include but is not limited to:

1.2.1	One-year non-compete agreement;
1.2.2	Two-year non-solicitation agreement;
1.2.3	Non-disparagement agreement;
1.2.4	Confidentiality clauses pertaining to the disclosure of confidential information and the existence of the Confidential Separation Agreement and General Release and Waiver of Claims
1.2.5

Agreement to cooperate in any current or future legal matters relating to activities or matters that the employee worked on, learned of, or became familiar with during the employee’s term of employment; and

1.2.6	Release of any and all claims that the employee may have against the Company (including all related entities and persons)
1.3

All severance payments and benefits must be approved by the Chief Human Resources & Culture Officer and the Chairman of the Compensation Committee.  Severance payments and benefits are payable if the employee’s employment terminates as a result of:

1.3.1	Job elimination resulting from a business reorganization, reduction in force, facility closure, business consolidation;
1.3.2	Job elimination resulting from a sale or merger; or
1.3.3	Lack of an available position following a return from a certified medical leave of absence or work related injury or illness.
1.4	Benefits are not payable under the Plan if:
1.4.1	The employee fails or refuses to return the Confidential Separation Agreement and General Release and Waiver of Claims;

1.4.2	The employee voluntarily leaves the Company for “any” reason (including but not limited to retirement, job abandonment, or voluntary resignation);
1.4.3

The employee’s employment terminates as a result of (or it is discovered that grounds for a termination for any of the following reasons existed at the time of employee’s termination) (i) misconduct, (ii) a violation of Company rules, policies and/or practices, or (iii) poor performance based on an employee’s unwillingness, inability or refusal to perform job duties or responsibilities as determined by the discretion of the Plan administrator; or

1.4.4	The employee’s death, disability, or failure to return to work following an approved leave of absence.
SECTION II.	SCHEDULE OF BENEFITS
2.1	Plan severance compensation and benefits are based upon the normal base monthly salary and the actual bonus earned through the termination date for the plan year in place at the time of termination.
2.2	Tier is determined by position and/or by length of employment.
2.3	Generally, all other benefits are subject to the terms of the Company’s plans, programs and policies.
2.4	Executive outplacement services (as determined by the Company) will be available to eligible employees. Services must be engaged within 30 days of the termination of employment.
SECTION III.	SEVERANCE PAYMENT

To the extent an eligible employee becomes entitled to severance payments and benefits under this Plan in accordance with Section 1.3 of the Plan the payments shall be made in accordance with the following:

3.1	Tier 1 is designated for the Company’s Chief Executive Officer.
3.1.1

As a Tier 1 employee, such individual will be entitled to (i) severance pay equal to 24 months of the employee’s base salary in effect on the termination date, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule for salaried employees over a period of 24 months; and (ii) the pro-rata portion (pro-rated from the beginning of the bonus plan year through the termination date) of the annual cash bonus such individual would have otherwise been entitled to receive based on actual performance (not to exceed the individual’s annual target bonus amount) had such individual remained employed through the payment date, subject to advance approval by the Compensation Committee with consideration given to the individual’s circumstances and payable when such bonuses are generally paid to other employees (the “Pro-Rata Bonus”).

3.1.2

A lump sum cash payment in the amount of $25,000, which is intended to be used to defray the employee’s post-termination health insurance expenses, including but not limited to COBRA premiums, ACA marketplace premiums, or other coverage premiums, payable on the first payroll date following the Release Effective Date.

3.2	Tier 2 is designated for Senior Leadership Team member hires to the Company who have been employed by the Company for less than 2 years at the time of termination.
3.2.1

As a Tier 2 employee, such individual will be entitled (i) severance pay equal to 18 months of the employee’s base salary in effect on the termination date, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule over a period of 18 months; and (ii) the Pro-Rata Bonus.

3.2.2

A lump sum cash payment in the amount of $20,000, which is intended to be used to defray the employee’s post-termination health insurance expenses, including but not limited to COBRA premiums, ACA marketplace premiums, or other coverage premiums, payable on the first payroll date following the Release Effective Date.

3.3	Tier 3 is designated for Senior Leadership Team member employees of the Company who have been employed for 2 years or more at the time of termination.
3.3.1

As a Tier 3 employee, such individual will be entitled to (i) severance pay equal to 12 months of the employee’s base salary in effect on the termination date, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule over a period of 12 months; and (ii) the Pro-Rata Bonus.

3.3.2

A lump sum cash payment in the amount of $15,000, which is intended to be used to defray the employee’s post-termination health insurance expenses, including but not limited to COBRA premiums, ACA marketplace premiums, or other coverage premiums, payable on the first payroll date following the Release Effective Date.

3.4

Separation Agreement, Including General Release and Restrictive Covenants. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to the Plan as described in this Section 3 above shall be conditioned upon the applicable employee’s execution, delivery to the Company, and non-revocation of the Confidential Separation Agreement and General Release and Waiver of Claims (and the expiration of any revocation period contained therein) within 45 days following the date of a qualifying termination (the date upon which the Confidential Separation Agreement and General Release and Waiver of Claims becomes effective, the “Release Effective Date”) .  If an employee fails to execute the Confidential Separation Agreement and General Release and Waiver of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such 45 day period, or timely revokes his or her acceptance of such release following its execution, such employee shall not be entitled to payment of any severance and other benefits under the Plan.  Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof, (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 45th day following the date of such qualifying termination, but for the condition of executing the Confidential Separation Agreement and General Release and Waiver of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such 45th day, after which any remaining payments shall thereafter be provided to the employee according to the applicable schedule set forth herein.

3.5	Additional Benefits. To the extent an employee is eligible for severance payments and benefits under this Plan, such employee shall not be entitled to any other severance payments or benefits.
SECTION IV.	PLAN MODIFICATION AND TERMINATION
4.1	The Plan may be modified, amended or terminated by the Company at any time, with or without notice.
SECTION V.	ADDITIONAL TERMS
5.1

Taxes and Withholdings.  Severance and other payments under the Plan will be subject to all required taxes and may be impacted by any legally required withholdings, such as wage attachments, child support and bankruptcy deductions.  Notwithstanding anything else contained herein to the contrary, nothing in this Plan is intended to constitute, nor does it constitute, tax advice, and in all cases, each eligible employee should obtain and rely solely on the tax advice provided by his or her own independent tax advisors (and not this Plan, the Company, or any officer, employee or agent of the Company).  Each eligible employee shall be solely responsible for his or her own tax liability with respect to participation in this Plan.

5.2

Other Benefits.  In the event that an individual is eligible for severance compensation and benefits under this Plan and for severance compensation and/or benefits under a separate agreement with the Company or another severance policy/plan of the Company, the individual shall receive the greater of the severance compensation and benefits available, but shall not be eligible for or entitled to duplicate compensation or benefits.

5.3

Specified Employees.  Notwithstanding anything herein to the contrary, if (i) at the time of an eligible employee’s qualifying termination by the Company, such employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the employee) until the date that is 6 months following such employee’s qualifying termination (or the earliest date that is permitted under Section 409A of the Code) and (ii) any other payments of money or other benefits due to the employee hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Company, that does not cause such an accelerated or additional tax or result in additional cost to the Company.  The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 5.1; provided, however, that none of the, or any of their respective employees or representatives, shall have any liability to the terminated employee with respect thereto.

5.4

Code Section 409A Compliance.  To the fullest extent possible, amounts and other benefits under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code.  If, and to the extent that any such amount or benefit provided under this Plan is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A of the Code, this Plan is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits so as to avoid the imposition of any taxes and/or penalties due to a violation of Section 409A of the Code.  To the extent possible, this Plan shall be interpreted and administered in a manner consistent with the foregoing statement of intent.  Each installment payment of severance pay shall be deemed a separate payment for all purposes, including for purposes of Section 409A of the Code.

5.5

Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts.  No employee, beneficiary or other Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder.  Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any employee, beneficiary or other Person.  To the extent that an employee, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

5.6

Employment Status.  The Plan does not constitute a contract of employment and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company or any of its subsidiaries or affiliates.

5.7

Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

5.8

Applicable Law and Dispute Resolution.  The Plan is to be construed according to the laws of the State of Florida without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.  Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively through the SeaWorld Parks & Entertainment Dispute Resolution Program Policy, which includes final and binding arbitration of covered claims.

5.9

Administration.  The Plan shall be administered by the Board of Directors of the Company, the Compensation Committee or subcommittee thereof. All questions regarding the interpretation and administration of this policy should be directed to the Company’s Chief Human Resources & Culture Officer.  The Plan is not administered or regarded as a welfare benefit plan as defined by the Employee Retirement Income Act of 1974.

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